Exhibit 2.3

VERENIUM CORPORATION

2010 EQUITY INCENTIVE PLAN

2007 EQUITY INCENTIVE PLAN

SUBSTITUTE AWARD AGREEMENT

THIS SUBSTITUTE AWARD AGREEMENT (“Agreement”) entered into as of the 19th day of September, 2013, by and among VERENIUM CORPORATION, a Delaware corporation (the “Company”), BASF CORPORATION, a Delaware corporation (“Parent”) and [                    ] (the “Executive”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, concurrently herewith the Company, Parent, and Pastinaca Acquisition Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Purchaser”) are entering into an Agreement and Plan of Merger (the “Merger Agreement”);

WHEREAS, as an inducement to the parties to enter into the Merger Agreement, Executive desires to expressly agree to treat any and all stock options issued to Executive, whether now held or acquired in the future, including those set forth on Schedule 1 hereto (the “Options”) as Unvested Options under the Merger Agreement; and

WHEREAS, pursuant to the terms of the Merger Agreement and this Agreement, such Options will be converted into a Substitute Award (as defined below), in substitution for the Options, provided that the Substitute Award shall be subject to the terms and conditions of this Agreement, the Merger Agreement and the Verenium Corporation 2007 Equity Incentive Plan (the “2007 Plan”) and Verenium Corporation 2010 Equity Incentive Plan (the “2010 Plan” and together with the 2007 Plan, the “Equity Plans”) as applicable to each Option.

NOW, THEREFORE, intending to be legally bound hereby, the Company and the Executive do hereby covenant and agree as follows:

1. SUBSTITUTE AWARD. The Executive hereby agrees that his Options shall be deemed Unvested Options under the Merger Agreement and at the Purchase Time, such Options will be converted into a substitute award to acquire cash consideration in an amount to be calculated in accordance with Section 2.10 of the Merger Agreement, which amount, as applicable, shall be payable in accordance with Section 2.10(c) of the Merger Agreement (the “Substitute Award”).

2. TERMS. The Substitute Award herein granted shall become fully vested and payable on the third (3rd) Business Day after the Effective Time (the “Vesting Date”), provided that Executive has not voluntarily terminated his service relationship with the Company prior to the Vesting Date. Notwithstanding the foregoing, if Executive’s service to the Company is terminated prior to the Vesting Date by the Company or as a result of Executive’s disability or death, the Substitute Award herein granted shall accelerate and become fully vested and payable as of the date of such termination of service. In the event the Merger Agreement is terminated, this Agreement shall be deemed null and void without effect.

3. NO IMPLIED RIGHTS. Nothing contained in this Agreement, nor the granting of any award hereunder, shall be construed as giving the Executive or any other person any legal or equitable rights against the Company, Parent Purchaser or any of their respective affiliates, directors, officers, employees or agents thereof, except for those rights as are herein provided.

4. NO ASSIGNMENT; AMENDMENTS. Except as otherwise provided herein, the Substitute Award and the rights and privileges conferred hereby may not be transferred, assigned, pledged, hypothecated or encumbered, and shall not be subject to execution, attachment, garnishment or other similar legal processes. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise encumber or dispose of the Substitute Award, the Substitute Award and the rights and privileges conferred hereunder shall immediately become null and void. Except as set forth in the last sentence of Section 2, this Agreement may only be terminated or amended with the express written consent of Executive, Parent and the Company.

5. INCORPORATION OF EQUITY PLANS. This Agreement incorporates the terms of the applicable Equity Plan with respect to which each Option was granted, and any modifications or amendments thereto. Executive acknowledges receipt of a copy of the applicable Equity Plan and agrees to be bound by all the terms and provisions thereof that are not inconsistent with the terms of this Agreement. Executive acknowledges that he has been provided a copy of the Merger Agreement and a reasonable opportunity to review such agreement prior to execution of this Agreement.

6. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

7. EXISTING EMPLOYMENT AGREEMENT; NO OTHER CHANGES; NO WAIVER. Except as expressly set forth herein with regard to the Options, all other terms of the Amended and Restated Employment Agreement, dated as of [            ], 20[    ] between the Company and the Executive (as may have been amended or supplemented through the date hereof), and the Executive’s rights thereunder or otherwise, shall remain in full force and effect, and no waiver shall be implied by the Executive entering into this Agreement or the performance of the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Substitute Award Agreement to be executed as of the date first above written.

BASF CORPORATION, a Delaware corporation

By:
Name:
Title:

VERENIUM CORPORATION, a Delaware corporation

By:
Name:
Title:

EXECUTIVE

By:
Name:
Title:

Schedule 1

Name	Date	Plan/Type	Shares	Price	Expiration	Vest Schedule